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                                  Exhibit 11
                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
              For the Three Months Ended March 31, 1996 and 1995
                 (Amounts in thousands, except per share data)
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
                                                 Three Months Ended March 31,
                                                ------------------------------
                                                     1996            1995
                                                --------------  --------------
Primary - reported:

Weighted average number of common shares
 outstanding during the period                      23,424           28,960
                                                   -------          -------

Net income for the period                          $15,433          $17,116
                                                   -------          -------

Net income per share - assuming no dilution        $  0.66          $  0.59
                                                   =======          =======

Primary:

Weighted average number of common shares
 outstanding during the period                      23,424           28,960
Weighted average number of common equivalent
 shares to reflect the dilutive effect of
 common stock equivalent securities:
   Warrants                                            117              107
   Stock options                                       324              147
                                                   -------          -------

Total common and common equivalent shares           23,865           29,214
                                                   -------          -------

Net income per share                               $  0.65          $  0.59
                                                   =======          =======

Percentage of dilution compared to reported
 net income per share                                  1.5%             0.0%

Fully diluted:

Weighted average number of common shares
 outstanding during the period                      23,424           28,960
Weighted average number of common equivalent
 shares to reflect the dilutive effect of
 common stock equivalent securities:
   Warrants                                            117              107
   Stock options                                       324              147
Weighted average number of common equivalent
 shares to reflect the dilutive effect of
 convertible notes                                       -            2,857
                                                   -------          -------

Total common and common equivalent shares
 adjusted to calculate fully diluted
 earnings per share                                 23,865           32,071
                                                   -------          -------

Net income for the period                          $15,433          $17,116
 Interest expense, net of tax,
   on convertible notes                                  -            1,006
                                                   -------          -------

Adjusted net income for the period                 $15,433          $18,122
                                                   -------          -------

Net income per share -
 assuming full dilution                            $  0.65          $  0.57
                                                   =======          =======

Percentage of dilution compared to
 reported net income per share                         1.5%             3.4%
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